Oramed Pharmaceuticals Launches Phase 1A Trials of its Insulin Suppository
An insulin suppository represents an important development in the treatment of diabetes as it provides a painless alternative for effective insulin delivery

JERUSALEM, Israel - October 23, 2008 - Oramed Pharmaceuticals, Inc. (OTCBB: ORMP.OB; www.oramed.com), a developer of alternative drug delivery systems, announced today that it has received approval from the South Africa Medicines Control Council (MCC) to begin conducting Phase 1A trials on eight healthy human volunteers for ORMD 0802, the company’s newly developed insulin suppository.

Oramed's Phase 1A trials on its insulin suppository mark an important step in the history of insulin delivery as it will provide a painless option for diabetics who seek an alternative to current delivery methods. An insulin suppository is especially important for small children and seniors, who often struggle with injections.

“The Phase 1A trial of our insulin suppository is a natural expansion of Oramed’s pursuit and development of alternative insulin delivery systems,” said Oramed’s CEO, Nadav Kidron. “By creating an insulin suppository, Oramed hopes to ensure that diabetics will be able to receive insulin in the form which is most suitable to their lifestyle and/or age.”

This Phase 1A trial follows Oramed’s announcement of its successful Phase 2A clinical trials on its oral insulin capsule, ORMD 0801, which demonstrated that the product has a strong safety profile and was well tolerated, as well as being effective in lowering blood glucose levels, in patients with type 2 diabetes.

About Oramed Pharmaceuticals
Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed’s technology is based on over 25 years of research by top research scientists at Jerusalem’s Hadassah Medical Center. The Company’s corporate and R&D headquarters are based in Jerusalem.
For more information, please visit www.oramed.com

Forward-looking statements
Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company and Investor Relation Contacts:
Oramed Pharmaceuticals
Eric Rosenberg
Cell: + 972-54-566-7713
Office: + 972-2-566-0001
Email: eric@oramed.com

Media Contacts:
Ruder Finn Israel for Oramed
Matthew Krieger
Cell: + 972-54-467-6950
Office: + 972-2-589-2003
Email: matthew@oramed.com